Exhibit 99.(b)(3)(a)

AMENDED AND RESTATED

DISTRIBUTION AGREEMENT

This Agreement is made effective as of the [  ] day of [               ], 2014 by and between National Life Insurance Company (NLIC), a mutual life insurance company domiciled in the State of Vermont with its principal office located in Montpelier, VT, and Equity Services, Inc. (ESI), a registered broker-dealer domiciled in the State of Vermont with its principal office located in Montpelier, VT.

WHEREAS, ESI is a broker-dealer that engages in the distribution of variable insurance products and other investment products; and

WHEREAS, NLIC desires to issue certain variable insurance and annuity products described more fully below to the public through ESI acting as principal underwriter; and

WHEREAS, the parties entered into a Distribution Agreement dated March 11, 1996, as it may have been amended from time to time, and wish to amend, restate, replace and supersede that agreement.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1.             Definitions

a.        Policies — The variable insurance and/or annuity products set forth on Schedule 1 to this Agreement.

b.        Registration Statement — At any time that this Agreement is in effect, each currently effective registration statement filed with the SEC under the 1933 Act on a prescribed form, or currently effective post-effective amendment thereto, as the case may be, relating to a class of Policies, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment. For purposes of Section 9 of this Agreement, the term “Registration Statement” means any document which is or at any time was a Registration Statement within the meaning of this Section 1.b.

c.         Prospectus — The prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term “Prospectus” shall refer to the most recently filed prospectus filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed. For purposes of Section 9 of this Agreement, the term “any Prospectus” means any document which is or at any time was a Prospectus within the meaning of this Section 1.c.

d.        Fund — An investment company in which the Variable Account invests.

e.         Variable Account — A separate account supporting a class or classes of Policies and specified on Schedule 1, as it may be amended from time to time.

f.         1933 Act — The Securities Act of 1933, as amended.

g.         1934 Act — The Securities Exchange Act of 1934, as amended.

h.        1940 Act — The Investment Company Act of 1940, as amended.

i.          SEC — The U.S. Securities and Exchange Commission.

j.         FINRA — Financial Regulatory Authority, Inc.

k.        Regulations — The rules and regulations promulgated by the SEC under the 1933 Act, the 1934 Act and the 1940 Act as in effect at the time this Agreement is executed or thereafter promulgated.

l.          Selling Broker-Dealer — A person or entity registered as a broker-dealer and licensed as a life insurance agent or affiliated with a person or entity so licensed, and authorized to distribute the Policies pursuant to a sales agreement as provided for in this Agreement.

m.       Representative — When used with reference to ESI or a Selling Broker-Dealer, an individual who is an associated person, as that term is defined in the 1934 Act, thereof.

n.        Application — An application for a Policy.

o.        Premium — A payment made under a Policy by an applicant or purchaser to purchase benefits under the Policy.

p.        Customer Service Center — The service center identified in the Prospectus as the location at which Premiums and Applications are accepted.

2.             Authorization and Appointment

a.        Scope of Authority.  NLIC hereby authorizes ESI on an exclusive basis, and ESI accepts such authority, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the 1934 Act and conditions herein, to be the distributor and principal underwriter for the sale of the Policies to the public in each state and other jurisdiction in which the Policies may lawfully be sold during the term of this Agreement. NLIC hereby authorizes ESI to grant authority to Selling Broker-Dealers to solicit Applications and Premiums to the extent ESI deems appropriate and consistent with the marketing program for the Policies or a class of Policies, subject to the conditions set forth in this Agreement.  ESI shall market the Policies actively, directly and/or through Selling Broker-Dealers in accordance with this Agreement, subject to compliance with applicable law, including rules of the FINRA.

b.        Limits on Authority.  ESI shall act as an independent contractor and nothing herein contained shall constitute ESI or its agents, officers or employees as agents, officers or employees of NLIC solely by virtue of their activities in connection with the sale of the Policies hereunder. ESI and its Representatives shall not have authority, on behalf of NLIC: to make, alter or discharge any Policy or other insurance policy or annuity entered into pursuant to a Policy; to waive any Policy forfeiture provision; to extend the time of paying any Premium; or to receive any monies or Premiums (except for the sole purpose of forwarding monies or Premiums to NLIC). ESI shall not expend, nor contract for the expenditure of, the funds of NLIC. ESI shall not possess or exercise any authority on behalf of NLIC other than that expressly conferred on ESI by this Agreement or another written agreement between the parties.

3.             Solicitation Activities

a.        ESI Representatives.  No ESI Representative shall solicit the sale of a Policy unless at the time of such solicitation such individual is duly registered with the FINRA and duly licensed with all applicable state insurance and securities regulatory authorities, and is duly appointed as an insurance agent of NLIC.

b.        Solicitation Activities. All solicitation and sales activities engaged in by ESI and the ESI Representatives with respect to the Policies shall be in compliance with all applicable federal and state securities laws and regulations and FINRA rules, as well as all applicable insurance laws and regulations and the NLIC’s rules and procedures (to the extent not inconsistent with the foregoing). In particular, without limiting the generality of the foregoing:

(1)           Neither ESI nor any ESI Representative shall offer, attempt to offer, or solicit Applications for, the Policies in any state or other jurisdiction unless NLIC has notified ESI that such Policies may lawfully be sold or offered for sale in such state, and has not subsequently revised such notice.

(2)    Neither ESI nor any ESI Representative shall give any information or make any representation in regard to a class of Policies in connection with the offer or sale of such class of Policies that is not in accordance with the Prospectus for such class of Policies, or in the then-currently effective prospectus or statement of additional information for a Fund, or in current advertising materials for such class of Policies authorized by NLIC.

(3)    All Premiums paid by check or money order that are collected by ESI or any of its Representatives shall be remitted promptly, together with any Applications, forms and any other required documentation, to the NLIC. Checks or money orders in payment of Premiums shall be drawn to the order of the NLIC. If any Premium is held at any time by ESI, ESI shall hold such Premium in a fiduciary capacity and such Premium shall be remitted promptly to NLIC. ESI acknowledges that all such Premiums, whether by check, money order, wire or otherwise, shall be the property of NLIC. ESI acknowledges that NLIC shall have the unconditional right to reject, in whole or in part, any Application or Premium.

c.         Representations and Warranties of ESI. ESI represents and warrants to NLIC that ESI is and shall remain registered during the term of this Agreement as a broker- dealer under the 1934 Act, is a member with the FINRA, and is duly registered under applicable state securities laws, and that ESI is and shall remain during the term of this Agreement in compliance with Section 9 of the 1940 Act.

4.             Selling Broker-Dealers.

NLIC shall ensure that sales of the Policies by Selling Broker-Dealers comply with the following conditions.

a.        Every Selling Broker-Dealer shall be both registered as a broker-dealer with the SEC and a member of the FINRA and licensed as an insurance agent with authority to sell variable products or associated with an insurance agent so licensed. Any individuals to be authorized to act on behalf of Selling Broker-Dealer shall be duly registered with the FINRA as representatives of Selling Broker-Dealer with authority to sell variable products, and shall be licensed as insurance agents with authority to sell variable products. NLIC shall verify that Selling Broker-Dealer and its Representatives are duly licensed under applicable state insurance law to sell the Policies (or, if Broker-Dealer is not so licensed, that it is associated with a person or entity so licensed).

b.        Every Selling Broker-Dealer (or, if applicable, its associated general insurance agency) and each of its Representatives shall have been appointed by NLIC, provided that NLIC reserves the right to refuse to appoint any proposed person, or once appointed, to terminate such appointment.

c.         Every Selling Broker-Dealer must enter into a written sales agreement with ESI which sales agreement, among other things, will require such Selling Broker-Dealer to use its best efforts to solicit applications for Policies and to comply with applicable laws and regulations, including the NLIC’s rules and regulations as reflected in the NLIC’s rules and procedures or otherwise communicated to agents appointed by NLIC, and will contain such other provisions as the ESI deems to be consistent herewith.

d.        In view of NLIC’s desire to ensure that Policies will be sold to purchasers for whom the Policies will be suitable, the written sales agreement shall require that Selling Broker-Dealers and their Representatives not make recommendations to an applicant to purchase a Policy in the absence of reasonable grounds to believe that the purchase of the Policy is suitable for the applicant.

5.             Marketing Materials

a.        Preparation and Filing. NLIC shall be primarily responsible for the design and preparation of all promotional, sales and advertising material relating to the Policies. ESI shall be responsible for filing such material, as required, with the FINRA and any state securities regulatory authorities. NLIC shall be responsible for filing all promotional, sales or advertising material, as required, with any state insurance regulatory authorities. NLIC shall be responsible for preparing the Policy forms and filing them with applicable state insurance regulatory authorities and obtaining any required approvals, and for preparing the Prospectuses and Registration Statements and filing them with the SEC and state regulatory authorities, to the extent required. The parties shall notify each other expeditiously of any comments provided by the SEC, FINRA or any securities or insurance regulatory authority on such material, and will cooperate expeditiously in resolving and implementing any comments, as applicable.

b.        Use in Solicitation Activities. NLIC shall be responsible for furnishing ESI with such Applications, Prospectuses and other materials for use by ESI and any Selling Broker- Dealers in their solicitation activities with respect to the Policies. NLIC shall notify ESI of those states or jurisdictions which require delivery of a statement of additional information with a prospectus to a prospective purchaser.

6.             Compensation and Expenses

a.        NLIC shall pay compensation for sales of the Policies in accordance with Schedule 2 hereto. Until ESI requests otherwise, NLIC shall pay compensation payable to ESI Representatives and to Selling Broker-Dealers, on ESI’s behalf, subject to the provisions of this Agreement and applicable law, regulation and regulatory guidance.

b.        NLIC shall pay all expenses in connection with:

(1)    the preparation and filing of each Registration Statement (including each pre-effective and post-effective amendment thereto) and the preparation and filing of each Prospectus (including any preliminary and each definitive Prospectus);

(2)    the preparation, underwriting, issuance and administration of the Policies;

(3)    any registration, qualification or approval or other filing of the Policies or Policy forms required under the securities or insurance laws of the states in which the Policies will be offered.

(4)    all registration fees for the Policies payable to the SEC;

(5)    the printing and mailing of definitive Prospectuses for the Policies and any supplements thereto for distribution to existing Policy Owners;

(6)    the printing and mailing of all promotional materials relating to the Policies;

(7)    FINRA filing fees (to the extent the NLIC requests expedited review).

c.         ESI shall pay the following expenses related to its distribution of the Policies:

(1)    FINRA filing fees (to the extent expedited review is not requested by NLIC); and

(2)    any other expenses incurred by ESI or its employees for the purpose of carrying out the obligations of ESI hereunder.

7.             Compliance

a.        Maintaining Registration and Approvals. NLIC shall be responsible for maintaining the registration of the Policies with the SEC and any state securities regulatory authority with which such registration is required, for gaining and maintaining approval of the Policy forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Policies are to be offered, and for ensuring that the Policies comply with the provisions of the federal securities laws and rules thereunder.

b.        Sales Load Compliance. NLIC shall be responsible for ensuring that the sales load assessed on the Policies and compensation paid for the sales of the Policies comply with the 1940 Act and rules, regulations and interpretations thereunder, and FINRA rules.

c.         Confirmations and 1934 Act Compliance. NLIC, as agent for ESI, shall confirm to each applicant for and purchaser of a Policy in accordance with Rule 10b-10 under the 1934 Act acceptance of Premiums and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder. NLIC shall maintain and preserve such books and records with respect to such confirmations and all other required books of account and related financial records relating to the distribution of the Policies in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. NLIC shall maintain all such books and records and hold such books and records on behalf of and as agent for ESI whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act.

d.        Issuance and Administration of Policies. NLIC shall be responsible for issuing the Policies and administering the Policies and the Variable Account, including all Policy Owner communications, in accordance with applicable law, provided, however, that ESI shall have full responsibility for the securities activities of all persons employed by the NLIC who are engaged directly or indirectly in the Policy operations, and for the training, supervision and control of such persons to the extent of such activities.

8.             Investigations, Proceedings and Customer Complaints

a.        Investigations and Proceedings. ESI and NLIC shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Policies distributed under this Agreement. Without limiting the foregoing, NLIC and ESI shall notify each other promptly of any notice of any regulatory investigation or proceeding or judicial proceeding received by either party with respect to the Policies.

b.        Customer Complaints. ESI and NLIC shall cooperate fully in responding to any customer complaints. ESI and NLIC, will promptly provide to the other a copy of all customer complaints received by either of them concerning or related to the Policies. With respect to such complaint, ESI and NLIC shall determine which party shall be responsible for responding to such complaint. Such determination shall take into account the nature of the complaint, the violation alleged, and relevant laws and facts.  ESI and NLIC will timely provide information as needed to enable the other to respond to such complaints.

9.             Indemnification

a.        By NLIC. NLIC shall indemnify and hold harmless ESI and each person who controls or is associated with ESI within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which ESI and/or any such person may become subject, under any statute or regulation, any FINRA rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1)    arise out of or are based upon any untrue statement or alleged untrue statement of a material  fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any (i) Registration Statement or in any Prospectus or (ii) blue-sky application or other document executed by NLIC specifically for the purpose of qualifying any or all of the Policies for sale under the securities laws of any jurisdiction; provided that NLIC shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to NLIC by ESI specifically for use in the preparation of any such Registration Statement or any such blue-sky application or any amendment thereof or supplement thereto;

(2)    result from any breach by NLIC of any provision of this Agreement.

This indemnification agreement shall be in addition to any liability that NLIC may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

b.        By ESI. ESI shall indemnify and hold harmless NLIC and each person who controls or is associated with NLIC within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which NLIC and/or any such person may become subject under any statute or regulation, any FINRA rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1)    arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any (i) Registration Statement or in any Prospectus, or (ii) blue-sky application or other document executed by NLIC specifically for the purpose of qualifying any or all of the Policies for sale under the securities laws of any jurisdiction; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by ESI to NLIC specifically for use in the preparation of any such Registration Statement or any such blue-sky application or any amendment thereof or supplement thereto;

(2)    result because of any use by ESI or any ESI Representative of promotional, sales or advertising material not authorized by NLIC or any verbal or written misrepresentations by ESI or any ESI Representative inconsistent with materials forwarded by NLIC or any unlawful sales practices concerning the Policies by ESI or any ESI Representative under federal securities laws or FINRA regulations; or

(3)    result from any breach by ESI of any provision of this Agreement.

This indemnification shall be in addition to any liability that ESI may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

c.         General. Promptly after receipt by a party entitled to indemnification (“indemnified person”) under this Section 9 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 9 (“indemnifying party”), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 9. The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relive such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending himself or itself.

The indemnification provisions contained in this Section 9 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of ESI or NLIC, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 9.

10.          Termination.

This Agreement shall terminate automatically if it is assigned by a party without the prior written consent of the other party. This Agreement may be terminated at any time for any reason or for no reason by either party upon 60 days’ written notice to the other party, without payment of any penalty.  (The term “assigned” shall not include any transaction exempted from Section 15(b)(2) of the 1940 Act.) This Agreement may be terminated immediately at the option of either party to this Agreement upon the other party’s material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach has been cured within 10 days after receipt of notice of breach from the non-breaching party. Upon termination of this Agreement all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on Premiums subsequently received for Policies in effect at the time of termination or issued pursuant to Applications signed prior to termination.

11.          Miscellaneous

a.        Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto provided that neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

b.        Schedules. The parties to this Agreement may amend Schedule 1 to this Agreement from time to time to reflect additions of any class of Policies and Variable Accounts. The provisions of this Agreement shall be equally applicable to each such class of Policies and each Variable Account that may be added to the Schedule, unless the context otherwise requires. NLIC may amend Schedule 2 unilaterally, from time to time. Any other change in the terms or provisions of this Agreement shall be by written agreement between NLIC and ESI.

c.         Rights, Remedies, etc, are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

d.        Notices. All notices hereunder are to be made in writing and shall be given:

if to NLIC, to:

Law Department

National Life Insurance Company

One National Life Drive

Montpelier, Vermont  05604

if to ESI, to:

Law Department

Equity Services, Inc.

One National Life Drive

Montpelier, Vermont  05604

or such other address as such party may hereafter specify in writing. Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery. Failure to provide written notice shall not constitute a defense to any action unless the party who did not receive written notice was materially prejudiced thereby.

e.         Interpretation; Jurisdiction. This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of Vermont without giving effect to principles of conflict of laws.

f.          Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the relationship between the parties under this Agreement is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

g.         Section and Other Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

h.        Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

i.          Regulation. This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act and 1940 Act and the Regulations and the rules and regulations of the FINRA, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed on behalf of their respective companies.

EQUITY SERVICES, INC.	NATIONAL LIFE INSURANCE COMPANY

Signature	Signature

Print Name and Title	Print Name and Title

Schedule 1

Variable Life and Annuity Products

Sentinel Advantage Variable Annuity

Capital Freedom Variable Annuity

VariTrak Variable Universal Life

Sentinel Estate Provider Variable Universal Life

Sentinel Benefit Provider Variable Universal Life

Investor Select Variable Universal Life

Schedule 2

Commission Schedule